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                                                                    EXHIBIT 23.1

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors
Assisted Living Concepts, Inc.:

The audits referred to in our report dated February 28, 2003, included the related consolidated financial statement schedule as of December 31, 2002 and for each of the years in the three-year period ended December 31, 2002 included as an exhibit to the Form 10-K. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Dallas, Texas
February 28, 2003

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